GRAIL ADVISORS ETF TRUST
                                 Code of Ethics

                            As adopted March 18, 2009
                            and amended June 16, 2009


SECTION 1.  INTRODUCTION

         This Code of Ethics (the "Code") has been adopted by Grail Advisors ETF Trust ("Trust") in compliance with Rule 17j-1 under the Investment Company Act of 1940 to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to the Trust and to deal with other types of conflict of interest situations.

         This Code is based on the principle that the trustees, officers, and employees of Grail Advisors, LLC (the "Adviser") and the Trust have a fiduciary duty to place the interests of the Trust ahead of their own interests.(1) The Code applies to all Access Persons (defined below) and focuses principally on reporting of personal transactions in securities. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Trust.

         As fiduciaries, Access Persons must at all times:

                  1. Place the interests of the Trust first. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Trust. An Access Person may not induce or cause a Fund to take action, or not to take action, for personal benefit, rather than for the benefit of the Fund. For example, an Access Person would violate this Code by causing a Fund to acquire a security he or she owned for the purpose of increasing the price of that security.

                  2. Avoid taking inappropriate advantage of their positions. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, prerequisites, or gifts from persons seeking business with the Trust could call into question the exercise of an Access Person's independent judgment.

                  3. Conduct all personal securities transactions in full compliance with this Code including the reporting requirements. Doubtful situations should be resolved in favor of the Trust. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

(1) For purposes of the Code, where a Fund is subadvised by one or more sub-advisers, each such sub-adviser is included in the defined term Adviser; except, for purposes of Sections 3 and 5(a)-(b) hereof, such sub-adviser is not included in the defined term Adviser, provided that such sub-adviser has adopted a code of ethics that has been approved by the Board of Trustees of the Trust.


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         Officers or trustees of the Trust must promptly report any violations or suspected violation of the federal securities laws, as well as any violations or suspected violations of this Code, to the Chief Compliance Officer ("CCO") of the Trust, who will, as deemed necessary by the CCO after reasonable investigation, report violations or suspected violations to the Audit Committee or the Chair of the Audit Committee or to the Board of Trustees of the Trust (the "Board") or the Chair of the Board. Alternatively, "independent" Trustees, within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, may report any such violations or suspected violations directly to the Chair of the Audit Committee and/or the Chair of the Board.

         Questions regarding this Code should be addressed to the Trust's CCO [or the Adviser's CCO, as applicable.]

SECTION 2.  DEFINITIONS

         (A) Access Person means:

                  (1) all of the Trust's trustees and officers are presumed to be Access Persons of the Trust;

                  (2) (a) any officer, director or general partner of the Adviser and (b) any officer, director or general partner of the Fund's distributor ("Distributor"), where the Distributor in the ordinary course of business either (i) makes, participates in or obtains information regarding the Fund's purchase or sale of Covered Securities or (ii) fills a function related to the making of any recommendation regarding the Fund's purchase or sale of Covered Securities

                  (3) any director, officer, general partner or employee of the Fund or Adviser, or of any company in a control relationship with the Fund or Adviser, whose regular functions (i) relate to the making of any recommendation regarding the Fund's purchase or sale of Covered Securities or (ii) include making, participating in or obtaining information regarding the purchase or sale of Covered Securities by a Fund; and

                  (4) any natural person in a control relationship with a Fund who obtains information concerning recommendations made to a Fund about the purchase or sale of a security.

         (B) Beneficial Owner means "beneficial owner" as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person owns or acquires. A Beneficial Owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.


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         Indirect pecuniary interest in a security includes securities held by a person's immediate family. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

         (C) Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

         (D) Covered Officer means the principal executive, financial, and accounting officers of the Trust.

         (E) Covered Security means any security except:

                  (1) direct obligations of the Government of the United States;

                  (2) bankers' acceptances and bank certificates of deposit;

                  (3) commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;

                  (4)      repurchase agreements covering any of the foregoing;
                           and

                  (5)      shares of registered open-end investment companies.

         (F) Securities Transaction means a purchase or sale of, including the writing of an option to purchase or sell, Covered Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest.

         SECTION 3.  PROHIBITED TRANSACTIONS

         (A) Prohibition against Fraudulent Conduct. No Access Person shall use any information concerning the investments or investment intentions of a Fund, or the Access Person's ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of a Fund.

         In addition, no affiliated person of a Fund shall, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Fund:

                  (1) employ any device, scheme or artifice to defraud a Fund;


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                  (2) make to a Fund or to the Adviser or Distributor any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  (3) engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Fund; or

                  (4) engage in any manipulative practice with respect to a Fund.

         (B) Prohibited Transactions. Access Persons are prohibited from:

                  (1) inducing or causing a Fund to take action, or to fail to take action, for the benefit of a person either in addition to, or other than, the Fund;

                  (2) accepting anything of more than de minimis value or any other preferential treatment from any entity with which a Fund does business;

                  (3) establishing or maintaining an account at any entity through which securities transactions may be effected without written notice to the designated Review Officer prior to establishing such an account;

                  (4) using knowledge of portfolio transactions of a Fund for their benefit or the benefit of any person other than the Fund;

                  (5) violating the anti-fraud provisions of the securities laws;

                  (6) serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the CCO that the board service would be consistent with the interests of the Fund and its shareholders and, if necessary, subjected to a relevant information "firewall;"

                  (7) engaging in any transaction in a Covered Security while in possession of material nonpublic information regarding the security or the issuer of the security; and

                  (8) engaging in any transaction intended to raise, lower, or maintain the price of any Covered Security or to create a false appearance of active trading in the security.

         (C) Undue Influence; Disclosure of Personal Interest. No Access Person shall cause or attempt to cause any Fund to purchase, sell or hold any security in a manner calculated to create any benefit to the Access Person. No Access Person shall recommend any securities transactions for a Fund without having disclosed the Access Person's interest, if any, in such securities or the issuer thereof, including, without limitation:


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                  (1) the Access Person's direct or indirect beneficial
                  ownership of any securities of such issuer;

                  (2) any position with such issuer or its affiliates; and

                  (3) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other hand.

         (D) Corporate Opportunities. All Access Persons are prohibited from taking advantage of any opportunity properly belonging to a Fund.

         (E) Confidentiality. Except as required in the normal course of carrying out an Access Person's business responsibilities, Access Persons are prohibited from revealing information relating to the investment intentions or activities of any Fund, or securities that are being considered for purchase or sale on behalf of any Fund.

SECTION 4.  REPORTING REQUIREMENTS

         (A) Access Person Reporting. All Access Persons must report the information described in this Section with respect to transactions in any Covered Security in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. All Access Persons must report to the CCO, unless they are required to report to the Adviser, the Distributor or administrator of the Trust (or of a Fund) pursuant to a code of ethics adopted by, respectively, the Adviser, Distributor or administrator; provided such code of ethics, if belonging (i) to the Adviser or
(ii) to a Distributor (1) that is an affiliated person of the Trust or an Adviser or (2) whose officer, director or general partner serves the Trust or Adviser in this same capacity ("Affiliated Distributor"), has been approved by the Board. Covered Officers must also comply with the provisions of Appendix A.

         (B) Trustee Reporting. A Trustee who is not an interested person of the Trust as defined in Section 2(a)(19) of the Investment Company Act of 1940 ("Independent Trustee") need only report a transaction if the Independent Trustee knew at the time of the transaction, or in the ordinary course of fulfilling one's official duties as an Independent Trustee should have known, that during the 15-day period immediately preceding or immediately following the transaction in a Covered Security by such Independent Trustee, such Covered Security is or was purchased or sold or was being considered for purchase or sale by a Fund or an Adviser to the Trust or a Fund; except, this reporting requirement does not apply to any transaction in a Covered Security by an Independent Trustee whose knowledge of a Fund's purchase or sale is a result of the public disclosure of its portfolio holdings, including such purchase or sale. An Independent Trustee is not subject to paragraphs (D) and (F) of this
Section 4.


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         (C) Exclusions from Reporting. Purchases or sales of Covered Securities in an account over which an Access Person has no direct or indirect influence or control are not subject to the reporting requirements of this Section.

         (D) Initial Holding Reports. No later than ten (10) days after the person becomes an Access Person, an Access Person must report the following information:

                  (1) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                  (2) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  (3) the date that the report is submitted by the Access
                  Person.

         (E) Quarterly Transaction Reports. No later than ten (10) days after the end of a calendar quarter, an Access Person must report the following information:

                  (1) with respect to any transaction during the quarter in a Covered Security in which the Access Person had, or by reason of such transaction acquired, any direct or indirect beneficial ownership:

(a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered
                  Security involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price of the Covered Security at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)               the date that the report is submitted by the Access Person.

(2) with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:


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                           (a) the name of the broker, dealer or bank with whom
                           the Access Person established the account;

                           (b) the date the account was established; and

                           (c) the date that the report is submitted by the
                               Access Person.

         (F) Annual Holdings Reports. Annually, an Access Person must report the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted):

                  (1) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                  (2) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                  (3) the date that the report is submitted by the Access
                  Person.

         (G) Certification of Compliance. Each Access Person is required to certify annually (in the form of Appendix B) that the Access Person has read and understood the Code and recognizes that the Access Person is subject to the Code. Further, each Access Person is required to certify annually that the Access Person has complied with all the requirements of the Code and that the Access Person has disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

         (H) Alternative Reporting. The submission to the Review Officer of duplicate broker trade confirmations and statements on all Covered Securities transactions shall be deemed to satisfy these reporting requirements. The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the records maintained by the Review Officer and recording the date of the confirmation.

         (I) Report Qualification. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

         (J) Account Opening Procedures. Access Persons shall provide written notice to the Review Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected. In addition, all Access Persons will promptly:

                  (1) provide full access to the Trust, its agents and attorneys to any and all records and documents which the Trust considers relevant to any securities transactions or other matters subject to the Code;


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                  (2) cooperate with the Trust, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;

                  (3) provide the Trust, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and

                  (4) notify the Review Officer or such other individual as the Trust may direct, in writing, from time to time, of any incident of noncompliance with the Code by any Access Person.

SECTION 5.  REVIEW OFFICER

         (A) Duties of Chief Compliance Officer. The CCO or his or her designee shall function as the Review Officer under the Code ("Review Officer") and shall:

                  (1) review all securities transaction and holdings reports and shall maintain the names of persons responsible for reviewing these reports;

                  (2) identify all Access Persons who are required to make these reports, maintain and periodically update a list of such Access Persons, and promptly inform each Access Person of the requirements of this Code;

                  (3) compare, on a quarterly basis, a sample of all Access Persons' transactions in Covered Securities with each Fund's completed portfolio transactions to determine whether a Code violation may have occurred;

                  (4) maintain a signed acknowledgment by each person who is then an Access Person, in the form of Appendix B; and

                  (5) annually prepare a written report to the Trustees that:

                           (a) describes any issues under the code of ethics or procedures since the last report to the Trustees, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

                           (b) certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.


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         (B) Potential Trade Conflict. When there appears to be a transaction that conflicts with the Code, the CCO shall request a written explanation of the Access Person's transaction. If after post-trade review and/or investigation by the CCO, it is determined that there has been a violation of the Code, a report will be made by the designated Review Officer with a recommendation of appropriate action to the Chair of the Audit Committee or the Board. With the advice of the Audit Committee, the Board shall determine the appropriate sanction.

         (C) Required Records. The CCO shall maintain and cause to be maintained:

                  (1) a copy of any code of ethics adopted by the Trust, the Adviser or Affiliated Distributor, which has been in effect at any time during the previous five (5) years, in an easily accessible place;

                  (2) a record of any violation of any code of ethics, and of any action taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

                  (3) a copy of each report made by an Access Person as required by Section 4 of this Code for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

                  (4) a list of all persons who are, or at any time within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics, in an easily accessible place; and

                  (5) a copy of each 4(G) certification required pursuant to
                  Section 5(C) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two
                  (2) years in an easily accessible place.

SECTION 6.  BOARD REVIEW

                  (A) The Board of Trustees, including a majority of the Independent Trustees, shall:

                  (1) approve the code of ethics of the Trust, and of the Adviser and Affiliated Distributor before initially retaining their services, and any material changes to these codes within six months of such change;

                  (2) review any material changes to the code of ethics of the administrator of the Trust within six months of such change;

                  (3) base its approval of a code of ethics, and any material changes to a code of ethics, on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in prohibited conduct;

                  (4) receive, prior to approving a code or any amendment to a code, a certification from the Trust, Adviser or Affiliated Distributor, as applicable that it has adopted procedures reasonably necessary to prevent Access Persons from violating the code; and


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                  (5) receive and consider, no less frequently than annually

                           (a) a written report from the Trust, Adviser, administrator and Affiliated Distributor describing any issues, material violations or sanctions arising under the codes; and

                           (b) a written certification from the Trust, Adviser, administrator and Affiliated Distributor, as applicable, that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code.


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                                                                      APPENDIX A


                  ADDITIONAL PROVISIONS PURSUANT TO SECTION 406
                        OF THE SARBANES-OXLEY ACT OF 2002


         SECTION 1: COVERED OFFICERS/PURPOSE

         This Appendix A has been adopted pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the "Act") and applies solely to the principal executive, financial, and accounting officers of the Trust (each a "Covered Officer").

         This Appendix has been adopted for the specific purpose of promoting honest and ethical conduct, compliance with applicable laws and governmental rules and regulations and accountability for adherence to the Code. Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

         SECTION 2: CONFLICTS OF INTEREST

         A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or the officer's service to, the Trust or a Fund. For example, a conflict of interest would arise if a Covered Officer receives improper personal benefits as a result of the Covered Officer's position with the Trust. Conflicts may arise from, or as a result of, the contractual relationship between the Trust and its service providers, of which a Covered Officer is also an officer or employee. A Covered Officer may also be an officer or employee of one or more other investment companies covered by other similar codes. Such service, by itself, does not give rise to a conflict of interest.

         As applicable to a Covered Officer, the following must be approved by the Chairman of the Trust's audit committee ("Committee"):

         (1) service on the board of directors or governing board of a publicly traded entity;

         (2) the receipt of any non-nominal gifts (e.g., greater than $150) from persons or entities who have or are seeking business relationships with the Trust or a Fund;

         (3) the receipt of any entertainment from any company with which the Trust or a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

         (4) any ownership interest (material to the officer) in, or any consulting or employment relationship with, any entities doing business with the Trust or a Fund, other than its service providers and their respective affiliates.

         (5) any direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust or a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with the Trust's service providers or their respective affiliates.


         SECTION 3. REQUIRED DUTIES

         A Covered Officer shall:

         (1) become familiar with the disclosure requirements generally applicable to the Trust;

         (2) not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others;

         (3) to the extent appropriate, consult with other officers and employees of the Trust and its service providers;

         (4) promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations; and

         (5) upon becoming a Covered Officer, affirm in writing to the Trust that the officer has received, read and understands the Code and, annually thereafter, affirm to the Trust that the officer has complied with the requirements of the Code.


         SECTION 4. VIOLATIONS

         A Covered Officer shall notify the Chairman of the Committee promptly if the officer knows of any violation of this Code.


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                                       B-1

                                                                      APPENDIX B


                          ACCESS PERSON ACKNOWLEDGEMENT


I understand that I am an Access Person as defined in the Grail Advisors ETF Trust [and Grail Advisors, LLC] Code of Ethics. I have read and understand the Code of Ethics and I will comply with it in all respects. In addition, I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions to date required to be disclosed or reported pursuant to the requirements of the Code.



------------------------------                            -------------------
         Signature                                              Date


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         Printed Name

This form must be completed and returned to the Trust's Chief Compliance
Officer.